As filed with the Securities and Exchange Commission on July 16, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TELETECH HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1291044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification No.)

9197 S. Peoria Street
Englewood, Colorado 80112
(303) 397-8100
(Address, including zip code, and telephone number, including area code, of registrant’s executive offices)

AMENDED AND RESTATED TELETECH HOLDINGS, INC.  1999 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)

James B. Kaufman, Esq.
Executive Vice President, General Counsel & Secretary
TeleTech Holdings, Inc.
9197 S. Peoria Street
Englewood, Colorado 80112
(303) 397-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum Offering price per share (2)	Proposed Maximum AggregateOffering Price (2)	Amount of Registration Fee (3)

Common Stock, par value $.01 per share	4,000,000	$7.85	$31,400,000	$2,888.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of Common Stock shown above, an indeterminate number of shares that may be issued as a result of anti-dilution provisions contained in the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.
(3)
The registration fee, $2,888.00, has been calculated as follows: 0.000092 of $7.85 (the average of the high and low sales prices of the Company’s Common Stock as reported on the Nasdaq National Market on July 15, 2002) multiplied by the 4,000,000 shares of Common Stock registered hereby.

EXPLANATORY NOTE

Pursuant to Instruction E of Form S-8, this Registration Statement registers an additional 4,000,000 shares of Common Stock, $.01 par value per share, of TeleTech Holdings, Inc. (“TeleTech” or the “Company”), issuable under the Amended and Restated TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan (the “1999 Plan”). On July 7, 1999, the Company filed Registration Statement No. 333-82405 with the Securities and Exchange Commission (“SEC”) to register 5,000,000 shares under the 1999 Plan and on October 2, 2000, the Company filed Registration Statement No. 333-47142 with the SEC to register an additional 5,000,000 shares under the 1999 Plan. We incorporate the contents of Registration Statement Nos. 333-82405 and 333-47142 by reference to the extent not amended hereby.

INFORMATION REGARDING FINANCIAL STATEMENTS
INCORPORATED BY REFERENCE INTO THIS
REGISTRATION STATEMENT

On May 10, 2002, we appointed Ernst & Young LLP to replace Arthur Andersen LLP (“Andersen”) as our independent auditors. Our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2001 incorporated by reference in this Registration Statement have been audited by Andersen, as stated in their report dated February 8, 2002, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen’s consent to the incorporation by reference into this Registration Statement of Andersen’s report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events involving Andersen.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Note: The document(s) containing the information concerning the 1999 Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, 1999 Plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 of the Securities and Exchange Act of 1933, as amended (the “Act”). In accordance with Rule 428 of the Act and the requirements of Part I of Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 of the Act. Upon request, we will furnish the SEC or its staff with a copy or copies of any or all documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” certain information that we file with the SEC. Information incorporated by reference is considered a part of this Registration Statement and later information filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. We incorporate by reference the documents listed below and any future filings made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2001;

2.	Our Quarterly Report on Form 10–Q for the quarter ended March 31, 2002;

3.	Our current reports on Form 8-K filed on January 17, 2002 and May 16, 2002; and

4.
The description of our common stock, par value $.01 per share (“Common Stock”) contained in our Registration Statement on Form 8-A which was filed on July 19, 1996 pursuant to Section 12 of the Exchange Act.

Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated herein by reference modifies or supersedes such earlier incorporated statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable. (The Common Stock is registered under Section 12 of the Exchange Act).

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

TeleTech’s certificate of incorporation and bylaws provide that TeleTech will indemnify, to the fullest extent permitted by Delaware General Corporation Law, all directors, officers, employees and agents of TeleTech in defending any civil, criminal, administrative or investigative action, suit or proceeding. Delaware General Corporation Law grants each corporation the power to indemnify any or all of its directors, officers, employees or agents who were or are a party or are threatened to be made parties to an action of any kind by reason of the fact of such persons’ connection with the corporation but only when such persons’ conduct is determined to be worthy of indemnification. To the extent that a director or officer of a corporation has been successful in defense of any action, suit or proceeding, he or she will be indemnified against all costs, charges and expenses, including attorneys’ fees, actually and reasonably incurred by him or her or on his or her behalf. Modification or repeal of this provision will not increase the personal liability of any director, officer, employee or agent of TeleTech for any act taking place prior to such modification or repeal.

The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of James B. Kaufman regarding the legality of the securities being registered.
23.1	Consent of James B. Kaufman (included in Exhibit 5.1)
99.1	Amended and Restated TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan

Item 9.    Undertakings.

(a)    The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TeleTech Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 16, 2002.

TELETECH HOLDINGS, INC

By:	/s/ JAMES B. KAUFMAN
James B. Kaufman Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S–8 has been signed on July 16, 2002 by the following persons in the capacities indicated:

Signature	Title
PRINCIPAL EXECUTIVE OFFICER

/s/ KENNETH D. TUCHMAN Kenneth D. Tuchman	Chief Executive Officer and Chairman
PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER

/s/ MARGOT O’DELL Margot O’Dell	Chief Financial Officer
DIRECTORS

/s/ KENNETH D. TUCHMAN Kenneth D. Tuchman	Chairman of the Board

/s/ JAMES E. BARTLETT James E. Bartlett

/s/ ROD DAMMEYER
Rod Dammeyer

/s/ GEORGE HEILMEIER
George Heilmeier

/s/ RUTH LIPPER
Ruth Lipper

/s/ MORTON H. MEYERSON
Morton H. Meyerson

/s/ ALAN SILVERMAN
Alan Silverman

Dated:  July 16, 2002